Exhibit 5.1 ----- Opinion re: Legality for Shelf Offering and Consent of Counsel.

Joel Seidner, Esq.
880 Tully Road #50
Houston, Texas 77079
voice:  (281) 493-1311
fax:  (281) 667-3292

May 11, 2008
Kent Watts, Chief Executive Officer
Hyperdynamics Corporation
One Sugar Creek Center Boulevard, Suite 125
Sugar Land, TX 77478

Dear Mr. Watts:

Legal Opinion Related to the Shelf Offering and Consent of Counsel

As counsel for Hyperdynamics Corporation, a State of Delaware corporation (the "Company"), you have requested me to render this opinion in connection with the Registration Statement of the Company on Form S-3 with SEC File Number 333-148287 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission relating to the shelf offering (the “Shelf Offering”) of common stock par value $.001 per share (the “Common Stock”), preferred stock (the “Preferred Stock”), warrants (the “Warrants”) and debt securities (the “Debt Securities”) in the aggregate amount of $50,000,000.00 (collectively, the “Shelf Offering Securities”).  This legal opinion if filed in connection with a take down from the shelf offering.

I am familiar with the Registration Statement and the registration contemplated thereby. In giving this opinion, I have reviewed the Registration Statement and such other documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained therein as I have felt necessary or appropriate in order to render the opinions expressed herein. In making my examination, I have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions I have not independently verified.

This opinion is limited to the Federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

In rendering this opinion, I have assumed that: (i) the Company will have taken all necessary corporate action to approve the issuance and terms of the Self Offering Securities; (ii) at the time of any offering of Common Stock, convertible Preferred Stock, Warrants or convertible Debt Securities, the Company will have such number of shares of Common Stock or Preferred Stock, as applicable, as set forth in such offering or sale, authorized and available for issuance; (iii) all Shelf Offering Securities issuable upon conversion, exchange, settlement or exercise of any outstanding securities of the Company will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, settlement or exercise; (iv) definitive indentures or agreements with respect to the Shelf Offering Securities, as described in the Registration Statement and the applicable prospectus supplement(s) and as filed as an exhibit to or incorporated by reference in the Registration Statement, will have been duly authorized, executed and delivered by the parties thereto; (v) as appropriate, the Shelf Offering Securities will have been duly executed and authenticated in accordance with the applicable agreement(s) or indenture(s); (vi) the charter documents of the Company have not been amended after today as to the assessability of Shelf Offering Securities; and (vii) any Debt Securities will not contain any provisions that would justify prudent legal counsel, giving an enforceability opinion thereon, to carve out an express limitation, qualification, assumption or exception to address such provision.

Based upon the foregoing and our examination of such questions of law as I have deemed necessary and appropriate for the purpose of our opinion, and subject to the assumptions, limitations and qualifications expressed herein, it is our opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.
The shares of Common Stock in the Shelf offering, when paid for and at such time as the Board of Directors will have taken all actions, and passed all resolutions necessary to authorize the issuance and sale of the Common Stock, and all regulatory approvals will have been received, and when the Common Stock is sold pursuant to the Registration Statement, will be legally issued and validly issued, fully paid and nonassessable.

3.
The Warrants in the Shelf offering, when paid for and at such time as the Board of Directors will have taken all actions, and passed all resolutions necessary to authorize the issuance and sale of the Warrants, and all regulatory approvals will have been received, and when the Warrants are sold pursuant to the Registration Statement, will be legally issued and validly issued, fully paid and nonassessable.

4.
The Debt Securities in the Shelf offering, when paid for and at such time as the Board of Directors will have taken all actions, and passed all resolutions necessary to authorize the issuance and sale of the Debt Securities, and all regulatory approvals will have been received, and when the Debt Securities are sold pursuant to the Registration Statement, will be legally issued and validly issued, fully paid and nonassessable, and will constitute binding obligations of the Company.

5.
The Preferred Stock in the Shelf offering, when paid for and at such time as the Board of Directors will have taken all actions, and passed all resolutions necessary to authorize the issuance and sale of the Preferred Stock, and all regulatory approvals will have been received, and when the Preferred Stock is sold pursuant to the Registration Statement, will be legally issued and validly issued, fully paid and nonassessable.

I understand that a new legal opinion must be filed prior to the time any sales of Shelf Offering Securities are made, either in a post-effective amendment pursuant to Rule 462(d) (a post-effective amendment solely to add exhibits that is automatically effective upon filing) or through incorporation by reference into the registration statement by filing under cover of Form 8-K.

I consent to the use in the Registration Statement of the reference to Joel Seidner, Esq. under the heading "Interests of Named Experts and Counsel."

This opinion is conditioned upon the Registration Statement being declared effective by the Securities and Exchange Commission and upon compliance by the Company with all applicable provisions of the Securities Act and such state securities rules, regulations and laws as may be applicable.

Very truly yours,

/s/	Joel Seidner, Esq.
Joel Seidner, Esq.